UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2005

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PHOTOWORKS, INC.

(Exact name of registrant as specified in its charter)

Washington	000-15338	91-0964899
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)	Identification No.)

1260 16th Avenue West

Seattle, Washington 98119

(Address of principal executive office)

(206) 281-1390

(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.02 Unregistered Sales of Equity Securities

On July 27, 2005, PhotoWorks, Inc. consummated the sale of 3,710,575 shares of common stock and warrants to purchase 361,905 shares of common stock for an aggregate purchase price of $2,000,000. The purchase price of the common stock was $.539 per share. The exercise price of the warrants is $1.05 per share. The warrants expire in five years if not previously exercised. The shares and warrants were sold in reliance on the exemption under Section 4(2) of the Securities Act of 1933.

On July 27, 2005, PhotoWorks consummated the conversion of two series of its outstanding debentures into common stock and warrants to acquire common stock. The aggregate amount of principal and accrued interest converted was $4,492,567.30, of which $2,052,931.51 was converted into 3,808,778 shares of common stock at a rate of $.539 per share, and $2,439,635.79 was converted into 4,435,700 shares of common stock at a rate of $.55 per share and warrants to purchase 442,636 shares of common stock at an exercise price of $1.10 per share. The warrants have a term of five years. These transactions were exempt from registration in reliance on the exemptions under Section 3(a)(9) and Section 4(2)of the Securities Act of 1933.

On July 27, 2005, PhotoWorks exchanged 4,149,373 shares of common stock for all of the outstanding shares of its Series A Preferred Stock. The exchange ratio was based on a price for the common stock of approximately $3.615 per share. The transaction was exempt from registration in reliance on the exemptions under Section 3(a)(9) and Section 4(2)of the Securities Act of 1933.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTOWORKS, INC.

By:	/s/ Philippe Sanchez
Philippe Sanchez
President